Exhibit 99.1

Lowther to Retire from State Auto

Terrence Bowshier (614) 464-5078 VP - Director of Investor Relations	Kyle Anderson (614) 917-5497 Director of Media Relations

COLUMBUS, Ohio — November 3, 2006 — The State Auto Insurance Companies today announced that Senior Vice President, Secretary and General Counsel John R. Lowther will retire in 2007. He has resigned, effective immediately, from the Boards of Directors of State Auto Mutual and State Auto Financial Corporation (NASDAQ:STFC), but will continue to work with the Boards and Chairman and CEO Bob Restrepo as a senior advisor and acting general counsel. A search for his successor is underway.

Lowther worked as an underwriter, agent, and claims attorney before becoming an in-house insurance lawyer with JC Penney Casualty Insurance Company in 1978. He spent three years with the Erie Insurance Group before joining State Auto in 1986 as the companies’ corporate legal counsel. Lowther holds a bachelor’s degree from The Ohio State University and a Juris Doctor from Capital University Law School.

“Since joining State Auto, I’ve come to appreciate and value John’s integrity, commitment to the Company, and his desire to do what’s right for all our stakeholders,” said State Auto Chairman and CEO Bob Restrepo. “John will continue to work with me over the next year to ensure a successful transition, provide advice and counsel to me and the Board, and continue his legacy of professionalism and commitment to State Auto.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,800 independent insurance agents associated with nearly 3,000 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is one of just 3% of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web site at www.STFC.com.